EX-99.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group Equity Funds V of our reports dated January 28, 2025, relating to the financial statements and financial highlights of Macquarie Small Cap Core Fund and Macquarie Small Cap Value Fund (effective December 1, 2025, renamed Nomura Small Cap Core Fund and Nomura Small Cap Value Fund), and our report dated February 14, 2025, relating to the financial statements and financial highlights of Macquarie Wealth Builder Fund (effective December 1, 2025, renamed Nomura Wealth Builder Fund), which appear in Delaware Group Equity Funds V’s Certified Shareholder Reports on Form N-CSR for the year ended November 30, 2024.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 27, 2026